As filed with the Securities and Exchange Commission on August 7, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

GREEN BANCORP, INC.

(Exact name of registrant as specified in its charter)

Texas	42-1631980
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4000 Greenbriar
Houston, Texas 77098
(713) 275-8220	77098
(Address of Principal Executive Offices)	(Zip Code)

GREEN BANCORP, INC. 2014 OMNIBUS EQUITY INCENTIVE PLAN
(Full title of the plan)

John P. Durie
Executive Vice President and Chief Financial Officer
Green Bancorp, Inc.
4000 Greenbriar
Houston, Texas 77098
(713) 275-8220
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Michael J. Zeidel, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share	1,273,838	$15.00	$19,107,570	$2,461.06

(1)         Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the above-named plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)         Computed in accordance with Rule 457(h) under the Securities Act.

EXPLANATORY NOTE

This registration statement registers shares of common stock, par value $0.01 per share (“Common Stock”), of Green Bancorp, Inc. (the “Company”) that may be issued and sold under the Green Bancorp, Inc. 2014 Omnibus Equity Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

*                 The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents previously filed with the SEC are incorporated by reference in this registration statement:

(a) Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed with the SEC on July 29, 2014 (Registration No. 333-196982), which contains the Company’s audited financial statements for the latest year for which such statements have been filed;

(b) The Company’s prospectus, dated on or about August 7, 2014, to be filed pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (Registration No. 333-196982); and

(c) The description of Common Stock contained in the registration statement on Form 8-A dated July 29, 2014, filed with the SEC by the Company to register such securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Company’s Restated Certificate of Formation (with Amendments) (the “Certificate of Formation”) provides that its directors and officers will be indemnified by the Company to the fullest extent permitted by the Texas Business Organizations Code (“TBOC”) and applicable federal law against all expenses incurred in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which such director or officer is a party, or is threatened to be made a party. In addition, the Certificate of Formation provides that the Company’s directors and officers will not be personally liable for monetary damages to the Company to the fullest extent permitted by the TBOC.

The Company has entered into indemnification agreements with its officers and directors (each an “indemnitee”) pursuant to which they are indemnified as described above and will be advanced costs and expenses subject to the condition that an indemnitee shall reimburse the indemnitor for all the amounts paid if a final judicial determination is made that the indemnitee is not entitled to be so indemnified under applicable law.

The Company also maintains directors’ and officers’ liability insurance.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

Item 9.   Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20%

change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on August 7, 2014.

GREEN BANCORP, INC.

By:	/s/ Manuel J. Mehos
Name:	Manuel J. Mehos
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Manuel J. Mehos and John P. Durie, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ Manuel J. Mehos	Chairman and Chief Executive Officer (Principal	August 7, 2014
Manuel J. Mehos	Executive Officer)

/s/ John P. Durie	Executive Vice President and Chief Financial Officer	August 7, 2014
John P. Durie	(Principal Financial and Principal Accounting Officer)

/s/ Stephen Eisenstein	Director	August 7, 2014
Stephen Eisenstein

/s/ Steven D. Lerner	Director	August 7, 2014
Steven D. Lerner

/s/ Robert B.B. Smith	Director	August 7, 2014
Robert B.B. Smith

/s/ Cas A. Schneller	Director	August 7, 2014
Cas A. Schneller

/s/ Stefanie L. Shelley	Director	August 7, 2014
Stefanie L. Shelley

/s/ Alan M. Silberstein	Director	August 7, 2014
Alan M. Silberstein

/s/ William Spiegel	Director	August 7, 2014
William Spiegel

INDEX OF EXHIBITS

Exhibit No.	Description

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages hereto).

99.1

Green Bancorp, Inc. 2014 Omnibus Equity Incentive Plan. Incorporated by reference to Exhibit 10.2f to Green Bancorp, Inc.’s Amendment No. 1 to Registration Statement on Form S-1 dated July 29, 2014 (Registration No. 333-196982).

99.2

Green Bancorp, Inc. Form of Restricted Stock Unit Award Grant Notice. Incorporated by reference to Exhibit 10.2g to Green Bancorp, Inc.’s Amendment No. 1 to Registration Statement on Form S-1 dated July 29, 2014 (Registration No. 333-196982).